Exhibit 10.1

WILL CONSULTING AGREEMENT
AGREEMENT, dated as of July 18, 2017, by and between Celadon Group, Inc., a Delaware corporation, whose principal place of business is One Celadon Drive, 9503 E. 33rd Street, Indianapolis, Indiana 46235 (the “Company”), and Paul Will at 10809 Club Point, Fishers, IN 46037 (“Will” or “Consultant”).
WHEREAS, Will is currently the Chairman of the Board, the Chief Executive Officer  and an executive employee of the Company, and Will agrees to resign his positions of Chairman of the Board and Chief Executive Officer and agrees to become a non-employee consultant for the Company (“Consultant”) on an as needed basis during the twelve (12) month period succeeding the Resignation Date (the “Consulting Period”) unless the term of his service as the Consultant is earlier terminated as provided for in this Agreement or is extended by the Company and Will for up to, but not more than, one (1) additional year term (hereinafter referred to as the “Extended Consulting Period”), and according to the terms and conditions set forth in this Agreement, Will has agreed to provide such consulting services.
WHEREAS, the Company has determined to retain Will as the Consultant and Will has agreed to be so retained by the Company, in accordance with the terms and provisions set forth herein;
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.          Resignation as Chairman of the Board and Chief Executive Officer. Will shall resign as the Company’s Chairman of the Board and Chief Executive Officer (and shall resign from all other officer, manager, and similar positions held at any subsidiary or minority investee of the Company) on July 24, 2017.

2.          Resignation of Employment.  Will’s employment with Celadon will end on July 31, 2017 (the “Resignation Date”).  In response to any inquiries directed to Celadon with respect to Will’s employment with the Company, Celadon will respond to any such inquiry or request for job reference concerning Will by stating that his resignation was due to his desire to pursue other business interests.

3.          Consulting Obligation.  In consideration of the Consultation Payments, Will shall provide continuing Consulting Services to the Company at the direction of the Board of Directors of the Company and the CEO or their designates during the Consulting Period or Extended Consulting Period, if applicable.  The Consulting Services shall not exceed twenty (20) hours per week on average at times and in manners as may be mutually agreed. Will’s consulting will be provided in good faith and be primarily aimed at assisting the Company in transitioning Will’s previous duties and responsibilities to his functional successor or successors. The consulting will include providing advice and counsel to the Company and Board as requested on an ongoing basis and may include the assignment of specific tasks and functions related thereto. The Consulting Services are expected to be provided to the Company within Marion County, Indiana. However, to the extent any such consulting requires incidental travel or other reasonable business expenses to be incurred by Will, the Company and Will agree to work in good faith to set out the parameters of the travel, and the Company will reimburse Will or provide arrangements or payment for such travel and business expenses in advance.   Will shall not, directly or indirectly, render services for remuneration or otherwise to any other person or organization or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder without the prior approval of the Company’s Board of Directors which will not be unreasonably withheld. Notwithstanding the foregoing, Will may (i) serve on civic or charitable boards or engage in civic and charitable activities, (ii) serve on the boards of directors of any company to the extent permitted under guidelines developed by the Board or a committee thereof, (iii) have other business interests (provided such interests do not conflict in a material way with the interests of the Company) and (iv) manage personal investments, in each case, as long as any such activity singularly or together with any other activity does not interfere with Will’s performance of his duties and the meeting of his obligations hereunder.  Will shall also provide his reasonable cooperation in connection with any litigation or administrative proceeding or investigation to which the Company is a party, unless Will is advised by counsel that his cooperation would present a conflict of interest, be unlawful, or otherwise be adverse to his interests.

4.  Will’s Consultation Compensation and Other Benefits.  As consideration for this Agreement, subject to Will’s compliance to the terms hereof, the Company agrees that it will pay and provide the following benefits to the Consultant during his Consulting Period or Extended Consulting Period, if applicable, for services rendered:

(a)	Consultation Compensation. The Company shall pay to the Consultant an annual compensation (the “Consultant Compensation”) at the rate of Three Hundred Thousand Dollars and No Cents ($300,000.00), per year which will be paid over twelve (12) equal consecutive monthly payments of Twenty-Five Thousand Dollars and No Cents ($25,000.00) with the first payment being made on August 20, 2017 (the “Consultation Payments”). Will shall be entitled to receive accrued salary through the payroll period ended July 31, 2017, and to be paid for all accrued and unused vacation as of that date.
(b)
Equity Awards and Stock Options. As Consultant, Will shall not be eligible to receive any grants of equity incentive awards that may be  made to Board members or other senior executive officers of the Company (the “Annual Equity Grants”) in accordance with and subject to the terms of the Company’s 2006 Omnibus Incentive Plan, as amended, or such successor incentive plan as may be in effect from time to time and applicable to other senior executive officers and Board members (the “Omnibus Plan”) and the terms of any award agreement issued thereunder. However, Will has several grants of Restricted Stock Grants (“RSGs”) and Incentive Stock Options (“ISOs”) that will be forfeited or accelerated,  as have been agreed to by the  Company and Will,  as follows:

(i) 147,600 ISOs granted by the Company to Will on 10/6/07 in ISO grant NQ16 will be forfeited;
(ii) Of the 45,000 RSGs granted by the Company to Will on 1/28/15 in RSG 522, 22,500 RSGs are currently unvested and will be forfeited;
(iii) Of the 44,000 RSGs granted by the Company to Will on 3/10/14 in RSG 430, 17,600 RSGs currently are unvested and will be forfeited;
(iv) Of the 100,000 RSGs granted by the Company to Will on 1/29/16 in RSG 629, the 75,000 RSGs that are currently unvested will be accelerated and the grant agreements conveying these unvested RSGs shall be amended to immediately vest these 75,000 RSGs to Will on the Resignation Date.

(c)	Business and Travel Expenses. The Company shall provide Will with the use of a Company credit card and will reimburse him for any other reasonable business travel expenses and other business-

related expenses properly incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with and subject to the applicable expense reimbursement policies and procedures of the Company in effect from time to time.

(d)
Office Support and Staff. During the Consulting Period, or any extension thereof, the Company shall provide the Consultant with an office, office furnishings, the continued use of his cell phone and lap top computer, and secretarial and other administrative support to assist him in the fulfillment of his responsibilities as Consultant. Such office and support shall be at the Company’s principal offices and the assistant shall be assigned to him on an as needed basis.

(e)
Indemnification. With respect to services provided by Will both prior to and after the effective date of this Agreement, the Company shall indemnify Will to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, against all of the expenses, liabilities and other matters referred to in or covered by said Section.  Expenses (including attorneys’ fees) incurred by Will in defending any civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding; provided, that Will hereby undertakes and agrees to repay all such amounts if it shall ultimately be determined that Will is not entitled to be indemnified by the Company as required hereby.

(f)   Medical Insurance. The Company will, at its expense, either provide Will with medical insurance coverage comparable to that which he and his family had as an employee of the Company including any supplemental health insurance coverage or the Company will reimburse Will for medical insurance premiums he has to pay to provide him and his family with medical insurance coverage comparable to that which he and his family had as an employee of the Company including any supplemental health insurance coverage.
The amounts to be paid and benefits to be provided to Will

pursuant to this Section 4 constitute the total amount that Will shall be paid as a result of his service and resignation as an officer, Director and employee of the Company (and any of its subsidiaries or minority investees) and ongoing Consulting Services (“Consulting Payments”) with the Company and this amount is to compensate Will for all amounts that are due or that otherwise may be due from the Company, including, but not limited to, wages, vacation pay, bonuses, severance pay, benefits, interest and any other amounts that may heretofore have accrued or will accrue in the future but for this Agreement, except for accrued wages through the Resignation Date.    Will further understands and agrees that the Consultation Payments constitute consideration to which he would not otherwise be entitled but for his execution of this Agreement. It is understood that Will is an independent contractor and the Company shall report the Consultation Payments on IRS Form 1099. Will shall pay any and all taxes, interest and penalties with respect to the Consultation Payments and those Consulting Services contemplated by this Agreement after the Resignation Date herein, and shall indemnify and hold the Company harmless from any and all liability with regard thereto.

5.  Termination of Will’s Service during the Consulting Period.
(a)   Termination of Consulting Services in General; Subject to the notice requirement set forth in section 5(d) below, and termination for Cause as set forth in section 5(b) and death or incapacitation of Will as set forth in section 5(c) below, at any time during the Consulting Period, or the Extended Consulting Period, if applicable, the Company may terminate Will’s service as Consultant, and Will may resign his service as Consultant to the Company, at any time for any reason or for no stated reason.   During the Consulting Period, the following amounts shall be paid or provided to Will if his Consulting Services with the Company ends for any reason except for Cause or without Good Reason (collectively, the “Accrued Amounts”): (i) payment of any unpaid Consulting Payments from the date of termination or resignation to the end of the Consulting Period or the Extended Consulting Period if his service was extended by the Company; and (ii) a cash payment for all properly incurred but unreimbursed amounts for reasonable business travel and other business-related expenses in accordance with the terms of Section 4(c) hereof. Unless otherwise indicated in this Agreement, the Accrued Amounts shall be paid to Will in a lump sum within thirty (30) days following the date of such termination or resignation.
(b)   Termination for Cause; Resignation Without Good Reason. During the Consulting Period or any Extended Consulting Period, the Company may terminate Will’s consulting service to the Company immediately for Cause (as hereinafter defined), and Will may resign his service for the Company without Good Reason (as hereinafter defined), in either of which event Will shall be entitled only to the amounts that have accrued hereunder as of his date of termination for Cause or resignation without Good Reason. The Consultant shall have no further right to receive any other compensation or benefits after such termination or resignation of his service to the Company.
 (c)  Termination Due to Death or Incapacitation. During the Consulting Period or any Extended Consulting Period, Will’s consulting service with the Company shall terminate automatically on the date of Will’s death or incapacitation to the extent that he can no longer perform the essential functions required of him as the Consultant. In the event of termination of Will’s consulting service by reason of Will’s death or incapacitation, the Company shall pay to his family, estate or beneficiaries, as applicable, the Consulting Payments that have accrued as of the date of  his death or incapacitation.
(d)  Notice of Termination. Any termination of Will’s consulting service by the Company or resignation by Will shall be communicated by a written “Notice of Termination” or “Notice of Resignation” to the other party hereto given in accordance with Section 22 of this Agreement. In the event of a termination by the Company for Cause, or resignation by Will for Good Reason, the Notice of Termination or Notice of Resignation, as applicable, shall (i) indicate the specific section of this Agreement relied upon for the termination or resignation, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for Will’s termination or resignation and (iii) specify the date of termination or resignation.

(e)   “Cause” means  Will’s (i) willful and continued failure to perform substantially all of the duties assigned to him  as Consultant to the Company; (ii) intentional dishonesty on Will’s part in the performance of his duties with or for  the Company; (iii) conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime under the laws of the United States or any state thereof, or any other jurisdiction in which the Company conducts business or provides services, which constitutes (x) a felony or (y) a misdemeanor involving moral turpitude; (iv) willful malfeasance or willful misconduct in connection with Will’s duties as the Consultant to  the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its Affiliates; (v) material breach of this Agreement or any other agreement between Will and the Company;  (vi) other conduct that reasonably could be anticipated to be materially harmful to the business, interests, or reputation of the Company, each as determined by the Board in its reasonable judgment; or (vii) a final determination that Will engaged in conduct for which indemnification is not permitted under Delaware law either prior to or during the term of this Agreement.
(f)    “Good Reason” shall mean (i) a material breach by the Company of the terms of this Agreement; (ii) a material reduction by the Company in Will’s annual Consultation Compensation  in violation of this Agreement; (iii) a failure by the Company to provide the office and support referenced in Section 3(d) hereof; or (iv) requiring Will to be on extended travel status; provided, however, that no event or condition shall constitute Good Reason unless (A) Will gives the Company, written notice of his intention to resign his position as Consultant for Good Reason and the grounds for such resignation occurred no earlier than sixty (60) days prior to the notice of resignation and (B) such grounds for resignation are not corrected by the Company within 30 days of its receipt of such notice and (C) if the Company fails or refuses to take corrective action in said time period, Will’s resignation will be effective thirty (30) days after the expiration of the Company’s thirty (30) day corrective action period.

6.          Confidentiality. Will covenants and agrees that he will keep confidential and will not repeat or disclose any of the terms or conditions of this Agreement, or any of the negotiations which resulted in this Agreement, except to his legal counsel, financial advisors, and his immediate family.

7          Non-disparagement.   Will agrees that neither he nor members of his immediate family shall engage in any disparagement of the Celadon Group of Companies, or their respective officers, directors, employees and agents.  The Company agrees that it shall not engage in any disparagement of Will.

8.          Non-Disclosure of Trade Secret and Confidential Information.  During his employment with the Company, Will has had access to confidential, proprietary and/or trade secret information ("Proprietary Information") of the Company, its subsidiaries, minority investees, affiliates and divisions (collectively referred to herein as the “Celadon  Group of Companies”).  The Parties acknowledge that the Company is and will at all times remain the exclusive owner of the Proprietary Information.  Given the position Will held with the Company, and the potentially sensitive and/or private nature of this Proprietary Information, Will acknowledges and agrees that he will not directly or indirectly use or disclose the Proprietary Information outside of the Company for Twenty - Four (24) months after July 31, 2017, without the express written permission of the Chief Executive Officer of the Company.  "Proprietary Information" is defined to mean all materials and information (whether written or not) about the Celadon Group of Companies’ services; processes; research; development; past, present, and identifiable prospective customers; personnel; purchasing; marketing; costs; improvements; discoveries; business methods; formulas; inventions; and other business aspects of the Celadon Group of  Companies which are not generally known and accessible to the public at large or which provide the Celadon Group of Companies with a competitive advantage.
In the event that Will becomes legally compelled to disclose any Proprietary Information, Will shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Will shall furnish only that portion of such Proprietary Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Proprietary Information.

9.          Acknowledgment by Company; and Non-Competition.  Company acknowledges that Will (prior to the execution of this Agreement) was not party to any non-competition, non-disclosure or non-solicitation agreement with the Company and that the limitations as described herein are expressly bargained for and material consideration for the Parties to execute this Agreement. Will warrants and represents that for a period of Twelve (12) months from July 31, 2017 that he will not, directly or indirectly:

A.          Release to any person, firm or corporation in any manner whatsoever, any information obtained primarily as a result of his employment with the Company concerning any matters affecting or relating to the business of the Celadon Group of Companies, including, but not limited to, any customer lists or other information concerning the business of the Celadon Group of Companies, its manner of operation, its plans, practices, processes or other data, without regard to whether all of the foregoing matters will be deemed confidential, material or important. The Parties agree that nothing in this Section 9(A) limits the restrictions set forth in Section 8 of this Agreement; or

B.          Call or solicit, either for himself or for any other person, firm or corporation in competition with the Company, any of the customers of the Celadon Group of Companies of whom Will obtained knowledge, became acquainted with or whose information Will had access to as a result of his employment with the Company; or

C.          Call on or solicit, either for himself or for any other person, firm or corporation in competition with the Company, any person, firm or corporation which was a customer of the Celadon Group of Companies in the Twelve (12) months preceding Will’s Resignation Date; or

D.         Make known to any person, firm or corporation, either directly or indirectly any of the plans, financial information, sales and marketing information, or potential undertakings of the Celadon Group of Companies. The Parties agree that nothing in this Section 9(D) limits the restrictions set forth in Section 8 of this Agreement; or

E.          Engage in any employment or business activity that is in competition or is reasonably expected to be in competition with the Celadon Group of Companies or which performs services or sells goods or services which are similar to those provided or sold by the Celadon Group of

Companies, except that Will shall be free to participate in (i) the transportation of materials provided that  they are not transported in containers, refrigerated or dry van equipment, (ii) the activities and services permitted in section 3 above, or (iii) activities for which the Company has provided specific written consent prior to the effective date herein; or

F.          Solicit or attempt to hire, for himself or any other person, any of the Celadon Group of Companies’ employees, independent contractors or encourage or attempt to cause any of the Celadon Group of Companies’ employees or independent contractors to terminate their employment, or business relationship, with the Celadon Group of Companies.  The Company agrees that any employee who is terminated by the Celadon Group of Companies or who voluntarily leaves the employ of the Celadon Group of Companies without the direct or indirect solicitation of Will, may be contacted by Will.

10.          Remedies for Breach of Covenants by Will.   In the event that Will breaches the provisions in any of the sections 1 - 3, and 5 – 9 above, the Parties hereby agree that the Company, in addition to any other right or remedy available to it in law or equity, will have the following additional right and remedy.  Since the damages to the Company resulting from a breach by Will of sections 1 - 3, 5 - 9 above could not adequately be compensated by money damages, the Company shall also be entitled to an injunction restraining such breach or threatened breach, and in any case, no bond or other security shall be required in connection therewith except as provided by law.  Will agrees that the provisions of sections 1 - 3, 5 - 9 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in sections 1 - 3, 5 - 9 shall be deemed invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof and, in its reduced form, such restriction shall then be enforceable in the manner contemplated hereby.

11.          Remedies for Breach of Covenants by the Company. In the event that the Company breaches section 4 above, the Parties agree that Will shall have any right or remedy available to him in law or equity for redress of his grievances.

12           Return of Property.  Will warrants and represents that he will return to the custody of the Company property and Proprietary Information, as well as all copies thereof, that were in his possession, custody, or control, by no later than

August 1, 2018.  This includes all tangible personal property (such as access keys, his cell phone, his lap top computer, his Company credit card, etc.) and all writings, contracts, records, files, tape recordings, correspondence, communications, summaries, data, notes, memoranda, diskettes, or any other source containing information which relates to or references the Celadon Group of Companies and which was provided by the Company or obtained as a result of Will’s employment with the Company.

13.          Construction.  The fact that one Party drafted this Agreement or any specific provision hereof shall not be construed against either Party.  The Parties hereby confirm and agree that this Agreement is the result of negotiation and compromise, and that in interpreting this Agreement neither Party shall be considered to be the drafter of the document, and that the language should not be strictly construed against either Party.  Instead, the language of the Agreement should be interpreted consistently with the ordinary and reasonable meaning of the words used.

14.          Non-reliance on Other Statements or Promises.  Will represents and acknowledges that in executing this Agreement, he does not and has not relied on any representation or statement by the Company or its agents, except the statements that are contained within this Agreement.

15.          Mutual Cooperation.  The Parties agree to cooperate with each other in the preparation and execution of all documents and agree to perform any and all actions necessary to facilitate the completion of the responsibilities of the Parties under this agreement.

16.          Enforcement Costs.  If any legal action or other proceeding is brought for enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the prevailing Party or Parties shall be entitled to recover any reasonable attorney's fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

17.          Limitation of Remedies.  Will acknowledges and agrees that the release and discharge granted by him in this Agreement shall survive the execution of this Agreement and shall also remain binding upon Will even in the event of a breach of any part of this Agreement by the Company. In the event of any such breach by the Company, Will acknowledges and agrees that his sole and exclusive remedy against the Company shall be limited to an action for breach of this Agreement and in no event shall any breach of this Agreement, of any nature or magnitude by the Company, entitle Will to revoke or cancel this Agreement or any part thereof or to otherwise avoid and limit in any way the binding nature of the release and discharge as contained in this Agreement.

18.          Severability.  If any one or more of the provisions contained in this Agreement as to any of the Parties to this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Party to this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained therein.

19.          Binding Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, agents, successors and assigns; provided, however, that in no event shall Will be entitled to assign any rights or delegate any duties or obligations under this Agreement without the written approval of the Company.

20.          Governing Law.  This Agreement shall be subject to and governed by the laws of the State of Indiana.  The Parties agree to submit any dispute to jurisdiction before any Marion County, Indiana court, and any claim arising under this Agreement may only be brought before the state or federal courts with jurisdiction over Marion County, Indiana.
21.          Entire Agreement; Supersedes Previous Agreements. Except as otherwise expressly provided herein, this Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings which includes, but is not limited to, Will’s Separation Agreement  dated March 2, 2000 shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

22.          Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:
Celadon Group, Inc.
One Celadon Drive
9503 E. 33rd Street
Indianapolis, Indiana 46235
Attn: Mr. Michael Miller

To the Consultant:
Mr. Paul Will
10809 Club Point
Fishers, Indiana 46037
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by overnight or electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission or delivery.

23.          Headings.  Paragraph headings are included for ease of reference only, and shall have no effect on the meaning or construction of this Agreement.

24.          Counterparts.  This Agreement may be executed in identical counterparts, each of which shall constitute an original of this Agreement.  It is herein agreed and acknowledged that each party to this Agreement shall bear its own costs and attorney fees incurred as of the date of this Agreement.

25.          Time for Consideration and Revocation.  Celadon and Will acknowledge and agree that Will has been offered at least twenty-one (21) days to consider this Agreement, and that he was encouraged by Celadon to consult with an attorney prior to executing this Agreement.  Will may accept this offer at any time prior to such 21 days by executing this Agreement.  Upon executing this Agreement, Will shall have seven (7) days following his execution of this Agreement in which he may revoke this Agreement.  This Agreement shall not be enforceable until this revocation period has expired.  Notice of the revocation of this Agreement must be in writing and delivered to Andy De La Cruz, Human Resources Manager, 9503 East 33rd St., Indianapolis, Indiana, 46235, no later than 10:00 o'clock a.m. on the next business day following the expiration of the seven (7) day period.

26.          Advice Concerning Attorney, Understanding and Voluntariness.  WILL REPRESENTS AND AGREES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS SOUGHT AND RECEIVED THE ADVICE OF COUNSEL, THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOW.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

CELADON GROUP, INC.		PAUL WILL

/s/ Michael Miller		/s/ Paul Will
Michael Miller		Paul Will
Chairman of the Compensation Committee

Dated:	7/18/17	Dated:	7/18/17

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